EXHIBIT 16.1

LETTER FROM ALBERT WONG & CO. LLP

March 6, 2014 Office of the Chief Accountant SECPS Letter File Mail Stop 9-5 Securities and Exchange Commission 450 Fifth Street, N.W. Washington, D.C. 20549 Re: Oakridge International Corporation

Dear Sirs/Madams:

We have read the statements that we understand Oakridge International Corporation will include under Item 4.01 of the Form 8-K/A (Amendment No. 3) report, dated March 6, 2014 to be filed regarding the change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/s/ Albert Wong &Co. LLP

Certified Public Accountants